SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (“Agreement”) is made between

(i) Kevin A. Paprzycki (“Executive”) and (ii) Westmoreland Coal Company, a Delaware corporation (the “Company”). Executive and the Company are referred to collectively as the “Parties.”

RECITALS
WHEREAS, Executive’s employment with the Company has ended;

WHEREAS, the Parties wish to resolve fully and finally all potential disputes regarding Executive’s employment with the Company and otherwise; and

WHEREAS, in order to accomplish this end, the Parties are willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein, the Parties to this Agreement agree as follows:

TERMS

1.Separation and Effective Date. Executive’s employment with the Company ended effective November 27, 2017 (the “Separation Date”). This Agreement shall become effective on the eighth day after Executive signs this Agreement (the “Effective Date”), so long as Executive does not revoke this Agreement as provided below.

2.    Consideration. On the express condition that Executive has not revoked this Agreement, the Company will pay or provide to Executive the following:
a.    Severance Pay. Cash severance in the amount of two million, thirty-two thousand, two hundred seventeen dollars ($2,032,217), less applicable deductions and withholdings. Such cash severance shall be paid in equal installments on the Company’s regularly scheduled payroll dates over the twenty-four (24) months following the Separation Date; provided, however, that any severance payments that would otherwise be made prior to the Effective Date shall instead be withheld and paid on the first regularly scheduled payroll date following the Effective Date.
b.    Benefit Amount. A “Monthly Benefit Amount” (as described below) beginning in the month of December, 2017, and lasting until the sooner of: (i) March 31, 2019, or (ii) the last day of the month in which Executive secures new employment pursuant to which he is entitled to medical coverage, irrespective of whether he actually elects to receive such coverage (such period being the “Benefit Period”). The “Monthly Benefit Amount” shall be equal to (x) the current monthly cost of COBRA coverage for Executive, his spouse, and dependents under all plans for which Executive would be eligible to elect such COBRA coverage (other than any health flexible spending account or health reimbursement arrangement), less (y) an amount equal to the cost paid by an active employee for similar coverage under the Company’s health and welfare plans. The

Monthly Benefit Amount shall be paid to Executive on an after-tax basis on the last payroll date of each month during the Benefit Period, less applicable deductions and withholdings.
c.    Outplacement. Three (3) months of executive coaching/outplacement services (not to exceed $1500 a month). These services are to be used within 6 months of the Effective Date. The Company shall pay such amounts directly or shall reimburse Executive for the cost of such services promptly upon receipt of written invoices therefor, and in all events such submission of written invoices and corresponding payment or reimbursement shall occur no later than December 31, 2018.
d.    Reporting and Withholding. Reporting of and withholding on any payment under this Section for tax purposes shall be at the discretion of the Company in conformance with applicable tax laws. If a claim is made against the Company for any additional tax or withholding in connection with or arising out of any payment pursuant to subsections (a) or (b) above, Executive shall pay any such claim within thirty (30) days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims.
3.    General Release.
a.    Executive, for Executive and for Executive’s affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, voluntarily, knowingly, and intentionally releases and discharges the Company and each of its predecessors, successors, parents, subsidiaries, affiliates, and assigns and each of their respective officers, directors, principals, shareholders, board members, committee members, employees, agents, and attorneys (the “Released Parties”) from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including, but not limited to, any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees) of every kind and description from the beginning of time through the Effective Date (the “Released Claims”).
b.    The Released Claims include, but are not limited to, those which arise out of, relate to, or are based upon: (i) Executive’s employment with the Company or the termination thereof; (ii) statements, acts, or omissions by the Released Parties whether in their individual or representative capacities; (iii) express or implied agreements between the Parties, (except as provided herein) and claims under any severance plan; (iv) any stock or stock option grant, agreement, or plan (except as set forth herein); (v) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, color, national origin, age, sex, sexual orientation, religion, disability, veteran status, whistleblower status, public policy, or any other characteristic of Executive under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act or any other federal, state, or municipal law prohibiting discrimination or termination for any reason; (vi) state and federal common law; (vii) the failure of this Agreement, or of any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Executive and the Company are or were parties, to comply with, or to be operated in compliance with, Internal Revenue Code Section 409A, or any similar provision of state or local income tax law; and (viii) any claim which was or could have been raised by Executive.
c.    This Agreement does not alter or amend any vesting or other terms and conditions of any long-term incentive awards awarded to the Executive under the Westmoreland Coal Company Amended & Restated 2014 Equity Incentive Plan (the “Equity Incentive Plan”), which awards shall be governed by the terms and conditions set forth in the Equity Incentive Plan and separate written grant agreements. For purposes of such long-term incentive awards, the Parties understand and agree that Executive’s termination of employment shall be deemed to be initiated by the Company without “Cause.”
4.    Unknown Facts. This Agreement includes claims of every nature and kind, known or unknown, suspected or unsuspected. Executive hereby acknowledges that Executive may hereafter discover facts different from, or in addition to, those which Executive now knows or believes to be true with respect to this Agreement, and Executive agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.
5.    No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.
6.    Confidential Information.
a.    The Parties acknowledge and agree that the Company is required to attach this Agreement to its SEC filings and to make certain other disclosures as part of its SEC filings regarding the terms and conditions hereof. Except for disclosures set forth in the Company’s SEC filings, all discussions regarding this Agreement, including, but not limited to, the amount of consideration, offers, counteroffers, or other terms or conditions of the negotiations or the agreement reached shall be kept confidential by Executive from all persons and entities other than the Parties to this Agreement; provided, however, that Executive may disclose such items (i) for the limited purpose of making disclosures required by law to agents of the local, state, or federal governments; (ii) for the purpose of enforcing any term of this Agreement; or (iii) in response to compulsory process, and only then after giving the Company ten (10) days advance notice of the compulsory process and affording the Company the opportunity to obtain any necessary or appropriate protective orders. Otherwise, in response to inquiries about Executive's employment and this matter, Executive shall state, "My employment with the Company has ended as described in the company's SEC filings" and nothing more.

b.    For the purposes of this Agreement, “Confidential Information” means all information, data, knowledge, and know-how relating, directly or indirectly, to the businesses of the Company and its subsidiaries, including, without limitation: (i) any proprietary information or trade secrets; (ii) any scientific, technical, business, or financial information; (iii) any marketing information, business development information or business plans, prospect information, or marketing analysis or plans; (iv) any customer information, customer lists, customer contacts, pricing information, or supplier/vendor lists; (v) any contracts, agreements, or leases; (vi) ideas, inventions, technology, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, manuals, projects, plans, apparatus, processes, or systems at any time used, developed, acquired, discovered or investigated by or for the Company or its subsidiaries (vii) engineering, operational, technical, geologic, geophysical, production, or mineral information, data, and analyses thereof; (viii) any proposals, strategies, concepts, analyses, surveys, ideas, or research; (ix) any other non-public information generated by the Company or its subsidiaries; and (x) confidential information of any kind in possession of the Company or its subsidiaries, whether developed for or by the Company or its subsidiaries (including information developed by Executive), received from a third party in confidence, or belonging to others and licensed or disclosed to the Company or its subsidiaries in confidence for use in any aspect of their businesses. All Confidential Information shall be treated as Confidential Information regardless of whether it pertains to the Company or its affiliates or its or their clients and customers and regardless of whether it is stamped as “confidential.” The list set forth above is not intended by the Company to be a comprehensive list of Confidential Information; provided, however, that Confidential Information shall not include information that is already publicly known or subsequently becomes publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive.
c.    Executive agrees that Executive will not disclose any Confidential Information to any person, firm, business, company, corporation, association, or any other entity for any reason or purpose whatsoever. Executive also agrees that Executive will not make use of any Confidential Information for Executive’s own purposes or for the benefit of any person, firm, business, company, corporation, or any other entity (except the Company) under any circumstances. Executive shall consider and treat as confidential all Confidential Information in any way relating to the Company’s business and affairs, whether created by Executive or otherwise coming into Executive’s possession before, during, or after the termination of Executive’s employment. Executive shall not use or attempt to use any Confidential Information in any manner which has the possibility of injuring or causing loss, whether directly or indirectly, to the Company or its affiliates. Executive agrees that all Confidential Information shall be and remain the sole and exclusive property of the Company.
d.    By executing this Agreement, Executive acknowledges that the Company has disclosed to him the following: An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
7.    Works for Hire. Executive agrees that any work prepared by Executive in carrying out Executive’s duties for the Company during the term of Executive’s employment with the Company shall be a “work made for hire.” In the event any such work is deemed not be a work made for hire, Executive, hereby assigns all right, title, and interest in and to the copyright in such work to the Company and agrees to execute and deliver to the Company, promptly and upon request, whether during or subsequent to the term of Executive’s employment with the Company, all proper documents that the Company may reasonably deem necessary or desirable in the establishment, preservation, and enforcement of its right in such work.
8.    Return of Property and Information. Executive represents and warrants that, prior to Executive’s execution of this Agreement, Executive has returned to the Company any and all property, documents, data, files, memoranda, notes, records, plats, sketches, plans, correspondence, letters, files, contracts, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, or other documents (including, without limitation, any “soft” copies or computerized or electronic versions thereof, including those any recorded or stored media, such as papers, computer disks, drives, copies, photographs, and maps) made by, compiled by, delivered to, or otherwise acquired by Executive concerning the business or properties of the Company or its subsidiaries or any secret or confidential product, apparatus or process used developed, acquired or investigated by the Company or its subsidiaries. Executive agrees that, to the extent that Executive possesses any files, data, or information relating in any way to the Company or its subsidiaries on or in any personal computer or other device or account, Executive will first return to the Company and then delete those files, data, or information (and will retain no copies in any form). Executive also will return any tools, equipment, calling cards, credit cards, access cards or keys, any keys to any filing cabinets, vehicles, vehicle keys, and all other property in any form prior to the date Executive executes this Agreement. Notwithstanding the foregoing, Company agrees to transfer the cellular phone number (719) 660-6779 to Executive for his personal use at his expense within thirty (30) days of the Effective Date and permit Executive to retain as his personal property the IPhone6 Plus and IPad previously issued to Executive by Company, including accessories. Executive agrees to pay Company $432.69 as consideration for the foregoing within thirty (30) days of the Effective Date, either by direct payment or as a deduction from any amounts due Executive.
9.    Non-Competition; Non-Solicitation.
a.For a period of one (1) year following the Separation Date, Executive shall not, anywhere in the United States of America or its territories, engage in the following conduct, whether direct or indirect, on Executive’s own behalf or on behalf of, or in conjunction with, any person, partnership, corporation, or entity:
i.    own, manage, operate, control, be employed by, participate in, engage in, invest in, lend money to, render any services in any capacity for, assist, have any financial interest in, permit Executive’s name to be used in connection with, or be connected in any manner with the ownership, management, operation, or control of, any Competitor of the Company. For the purposes of this Agreement, a “Competitor” is any person or entity that engages in, or is planning to engage in, in whole or in part, in the business of: coal mining, preparation and sale; the marketing, brokering and trading of coal; the optimization of coal reserves; and contract mining in each case by the Company or its subsidiaries;
ii.    consult with, act as an agent for, or otherwise assist any Competitor to compete or prepare to compete with the Company in any of the Company’s existing or prospective businesses, including those of the Company’s subsidiaries;

iii.    interfere with the relationship between the Company and any current or former employee, agent, or consultant of the Company, including, without limitation, soliciting, inducing, enticing, hiring, employing, or attempting to solicit, induce, entice, hire, or employ any current or former employee, agent, or consultant of the Company;
iv.    interfere or attempt to interfere with any transaction in which the Company or its subsidiaries were involved or which was pending during the term of Executive’s employment or as of the Separation Date; and/or
v.    solicit in any manner any of the Company’s clients, partners, vendors, customers or prospective customers, including, without limitation, soliciting, inducing, or attempting to solicit or to induce any client, partner, vendor, customer or other business relation of the Company to cease doing business with the Company, reduce the amount of business it does with the Company, or in any way interfere with the relationship between any such client, partner, vendor, customer or business relation and the Company, its affiliates, subsidiaries, or parents.
b.Nothing in this Agreement shall be construed to preclude Executive from being a passive investor in any publicly or privately held company, provided that (i) no such investment in the equity securities of an entity with publicly traded equity securities exceeds one percent (1%) of the equity of such entity, and no such investment in any other entity exceeds five percent (5%) of the equity of such entity, or (ii) Executive has the prior written approval of the Board of Directors of the Company.
c.Executive may not avoid the purpose and intent of this Section by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications or other similar methods.

10.    Non-Disparagement. Executive agrees not to make to any person any statement whether written, oral or in electronic format, that disparages the Company or reflects negatively on the Company, including, but not limited to, statements regarding the Company’s financial condition, employment practices, or officers, directors, board members, committee members, employees, successors, affiliates, or agents.
11.    Injunctive Relief. Any breach of any of the covenants contained in Sections 6 through 10 will cause the Company immediate and irreparable injury and damage, for which monetary relief would be inadequate or difficult to quantify. Thus, the Company may petition a court of law or equity for injunctive relief in addition to any other relief which the Company may have under the law or under this Agreement. Injunctive relief may be granted immediately upon the commencement of any such action. Executive agrees the provisions of Sections 6 through 10 are separate from and independent of the remainder of this Agreement and that these provisions are specifically enforceable by the Company notwithstanding any claim by Executive that the Company has violated or breached this Agreement.
12.    Section 409A. This Agreement is intended to comply with or be exempt from Section 409A of the Code and Treasury Regulations promulgated thereunder (“Section 409A”) and shall be construed accordingly. To the extent such potential payments or benefits are or could become subject to the additional tax or interest imposed pursuant to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax or interest being imposed. In no event, however, shall the Company have any liability to Executive for tax, penalties, interest, or other damages resulting from the payments or benefits set forth herein being subject to Section 409A. Executive shall, at the request of the Company, take any reasonable action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A. Each payment to be made under this Agreement shall be a separate payment, and a separately identifiable and determinable payment, to the fullest extent permitted under Section 409A. Each payment to be made in installments hereunder shall be deemed a series of separate payments.
13.    Cooperation. Executive agrees to cooperate with and assist the Company with any investigation, lawsuit, arbitration, or other proceeding to which the Company is subjected. Executive will make Executive available for preparation for, and attendance of, hearings, proceedings or trial, including pretrial discovery and trial preparation. Executive further agrees to perform all acts and execute any documents that may be necessary to carry out the provisions of this Section.
14.    Warranties. Executive warrants and represents as follows:
a.Executive has read this Agreement, and Executive agrees to the conditions and obligations set forth in it.
b.Executive voluntarily executes this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had opportunity to consult with legal counsel, and (iii) without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company including, without limitation, the officers, directors, board members, committee members, employees, agents, and attorneys for the Company.
c.Executive has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, board members, committee members, employees, successors, affiliates, or agents arising out of or otherwise connected with any of the matters herein released. In the event that any such lawsuit, charge, or proceeding has been filed, Executive immediately will take all actions necessary to withdraw or terminate that lawsuit, charge, or proceeding, unless the requirement for such withdrawal or termination is prohibited by applicable law.
d.Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Mine Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Notwithstanding the foregoing, Executive waives any right to any monetary recovery or other relief should any party, including, without limitation, any federal, state or local governmental entity or administrative agency, pursue any claims on Executive’s behalf arising out of, relating to, or in any way connected with the Released Claims; provided, however, this Agreement does not limit Executive’s right to receive a reward for information provided to any Government Agencies.
e.Executive has not previously disclosed any information which would be a violation of the confidentiality provisions set forth in this Agreement if such disclosure were to be made after the execution of this Agreement.
f.Executive has had at least twenty-one (21) days in which to consider the terms of this Agreement. In the event that Executive executes this Agreement in less time, it is with the full understanding that Executive had the full twenty-one (21) days if Executive so desired and that Executive was not pressured by the Company or any of its representatives or agents to take less time to consider the Agreement. In such event, Executive expressly intends such execution to be a waiver of any right Executive had to review the Agreement for a full twenty-one (21) days.
g.Executive has been informed and understands that (i) to the extent that this Agreement waives or releases any claims Executive might have under the Age Discrimination in Employment Act, Executive may rescind Executive’s waiver and release within seven (7) calendar days of Executive’s execution of this Agreement and (ii) any such rescission must be in writing and hand delivered and emailed to Jonathan Marks, Davis Graham & Stubbs LLP, 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202, jonathan.marks@dgslaw.com, within the seven-day period.
h.Executive admits, acknowledges, and agrees that (i) Executive is not otherwise entitled to the amounts set forth in Section 2 and (ii) those amounts are good and sufficient consideration for this Agreement.
i.Executive admits, acknowledges, and agrees that Executive has been fully and finally paid or provided all wages, compensation, vacation, bonuses, equity, stocks, stock options, or other benefits from the Company which are or could be due to Executive under the terms of Executive’s employment with the Company, or otherwise.
j.Executive acknowledges that the success of the Company’s business depends in large part on the protection of the Company’s Confidential Information, with which Executive became familiar during Executive’s Employment. The Company’s Confidential Information is a valuable, special, and unique asset of the Company’s business. Executive acknowledges Executive’s access to the Company’s Confidential Information, coupled with the personal relationships and goodwill between the Company and its customers, will enable Executive to compete unfairly against the Company and that use or disclosure of the Confidential Information would cause harm and/or damage to the Company. The promises made herein by the Executive are necessary to protect the Company’s trade secrets and legitimate business interests.
k.Given the nature of the business in which the Company is engaged, the restrictions in Section 9 above, including their geographic scope and duration, are reasonable.
l.Executive consents to the Company’s notification of business partners and future employers of Executive of Executive’s obligations under this Agreement.

m.Executive acknowledges and agrees that any payments of severance after the Separation Date shall be subject to cancellation and recoupment by the Company, and shall be repaid by Executive to the Company, to the extent required by law upon a material breach of this Agreement by Executive.
15.    Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited to give effect to the intent of the Parties to the fullest extent permitted by applicable law. Any claim by Executive against the Company shall not constitute a defense to enforcement by the Company.
16.    Assignments. The Company may assign its rights under this Agreement. No other assignment is permitted except by written permission of the Parties.
17.    Enforcement. The releases contained herein do not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement. The Parties shall be free to pursue any remedies available to them to enforce this Agreement.
18.    Entire Agreement. This Agreement is the entire agreement between the Parties relating to the matters set forth herein. Except as provided herein, this Agreement supersedes any and all prior oral or written promises or agreements between the Parties. Executive acknowledges that Executive has not relied on any promise, representation, or statement other than those set forth in this Agreement. This Agreement cannot be modified except in writing signed by all Parties.
19.    Interpretation. The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties. Accordingly, the Parties agree that rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement. The term “Section” shall refer to the enumerated paragraphs of this Agreement. The headings contained in this Agreement are for convenience of reference only and are not intended to limit the scope or affect the interpretation of any provision of this Agreement.
20.    Choice of Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado, without regard to its conflict of laws rules. Venue shall be in the Colorado state or federal courts.
21.    Waiver. The failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of such Party’s rights hereunder.
22.    Waiver of Jury Trial.    EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
23.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, scanned, and electronic signatures shall be treated as originals.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Severance and Release Agreement on the dates written below.
EXECUTIVE
/s/ Kevin A. Paprzycki            _December 12, 2017________________
Kevin A. Paprzycki                Date

THE COMPANY
/s/ Robert C. Scharp                _December 12, 2017________________
Westmoreland Coal Company         Date
By: Robert C. Scharp
Title: Chairman, Compensation & Benefits
Committee of the Board